Contact:	Julie McDowell	Exhibit 99.1
Vice President
Corporate Communications
610-948-2836

FOR IMMEDIATE RELEASE	August 10, 2004

Teleflex Announces Executive Appointment
Martin S. Headley Named Executive Vice President and Chief Financial Officer

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced that Martin S. Headley has been appointed executive vice president and chief financial officer effective August 16, 2004.

     “Mr. Headley’s broad financial experience, with more than 25 years in manufacturing and the industries we serve, will help us as we transition Teleflex toward a more unified global organization,” said Jeffrey P. Black, president and chief executive officer. “I am very excited to have Martin join the Teleflex leadership team. His demonstrated strengths as a financial executive combined with his international experience will enable Martin to play a significant leadership role in our organization,” Mr. Black said.

     Mr. Headley served as vice president and chief financial officer at Roper Industries since 1996. Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Prior to joining Roper, he was chief financial officer at McKechnie plc, North America, a components manufacturer serving diverse industrial and consumer markets. From 1990-1993, Mr. Headley was controller of International Operations at AM International. He worked at Arthur Andersen & Co. for 13 years.

     John Sickler, who served as interim chief financial officer, will continue as vice chairman focusing on strategic and growth initiatives.

About Teleflex

Teleflex is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the marine, industrial, automotive, aerospace and medical markets worldwide. Teleflex employs more than 21,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.

Forward-looking information

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Form 10-K and other Securities and Exchange Commission filings.

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